Exhibit 11

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                           AND COMMON EQUIVALENT SHARE
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                            THREE MONTHS ENDED           SIX MONTHS ENDED
                                                 JUNE 30,                      JUNE 30,
                                        --------------------------  --------------------------
                                            1995          1994          1995          1994
                                        ------------  ------------  ------------  ------------
Primary Earnings Per Share:

 (1)  Weighted average shares of
      common stock outstanding........   123,769,249   122,507,671   123,684,286   122,464,654

 (2)  Effect of issuance of shares
      from assumed exercise of
      stock options
      (treasury stock method).........        (4,633)      (66,344)      (12,095)      (42,705)
                                        ------------  ------------  ------------  ------------

 (3)  Weighted average shares.........   123,764,616   122,441,327   123,672,191   122,421,949
                                        ============  ============  ============  ============

 (4)  Net income......................  $    133,260  $    126,725  $    247,716  $    152,623

 (5)  Primary earnings per share
      (line 4/line 3).................  $       1.08  $       1.03  $       2.00  $       1.25

Fully Diluted Earnings Per Share:

 (6)  Weighted average shares per
      computation on line 3 above.....   123,764,616   122,441,327   123,672,191   122,421,949

 (7)  Shares applicable to options
      included on line 2 above........         4,633        66,344        12,095        42,705

 (8)  Dilutive effect of stock
      options based on the average
      price for the period or period-
      end price, whichever is higher,
      of $42.13 and $33.63 for the
      second quarter of 1995 and 1994,
      respectively, and $42.13 and
      $37.06 for the first six months
      of 1995 and 1994, respectively.
      (treasury stock method).........        (1,364)      (66,344)       (1,364)      (42,705)
                                        ------------  ------------  ------------  ------------

 (9)  Weighted average shares.........   123,767,885   122,441,327   123,682,922   122,421,949
                                        ============  ============  ============  ============

(10)  Net income......................  $    133,260  $    126,725  $    247,716  $    152,623

(11)  Fully diluted earnings per
      share (line 10/line 9)..........  $       1.08  $       1.03  $       2.00  $       1.25

Notes:

These calculations are submitted in accordance with Regulation S-K item 601(b)
(11) although it is not required for financial presentation disclosure per footnote 2 to paragraph 14 of Accounting Principles Board (APB) Opinion No. 15 because it does not meet the 3% dilutive test.

The calculations for the quarters and six months ended June 30, 1995 and 1994 are submitted in accordance with Regulation S-K item 601(b) (11) although they are contrary to paragraphs 30 and 40 of APB No. 15 because they produce anti-dilutive results.

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